Exhibit 99.1
NEWS RELEASE
17

Media Relations	Investor Relations
Angie Blackwell–585-678-7141	Patty Yahn-Urlaub–585-678-7483
Eric Thomas–585-678-7466	Bob Czudak–585-678-7170
CHAMP–Michelle Weatherby–61 2 8248 8870
CONSTELLATION BRANDS ENTERS AGREEMENT TO SELL ITS
AUSTRALIAN AND U.K. BUSINESS TO CHAMP PRIVATE EQUITY
     VICTOR, N.Y., Dec. 23, 2010 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, announced today it has signed an agreement to sell its Australian and U.K. business, (Constellation Wines Australia and Europe, CWAE), to CHAMP Private Equity (CHAMP) of Sydney, Australia. The transaction is valued at approximately A$290 million. The company will retain an approximate 20 percent interest in the business and receive cash proceeds of about $230 million, subject to closing adjustments. The transaction, which is expected to close by the end of January 2011, is subject to customary and routine closing conditions. The transaction includes virtually all Constellation’s Australian, U.K., and South African brands, wineries, facilities, vineyards, and the company’s 50 percent interest in Matthew Clark, the U.K. wholesale joint venture. All CWAE employees will transfer with the business.
     “During the last two years, Constellation has implemented a strategy focused on driving profitable organic growth through premiumizing its world class brand portfolio and improving margins, return on invested capital and free cash flow,” said Rob Sands, president and chief executive officer, Constellation Brands. “The CWAE business sells quality wines from the important Australian appellation and has significant scale, but continues to be faced with challenging market conditions. Therefore, the business is no longer consistent with Constellation’s strategy. We believe CHAMP has the requisite skills and motivation necessary for accelerating the success of the CWAE group.”

     Constellation remains committed to growing its international business and continuing to invest in and drive its premium wine portfolio around the world. In addition to its operations in Canada and New Zealand, the Constellation Wines International organization will increase its focus on selling the company’s premium wine portfolio around the world. Constellation and CHAMP will work together to distribute and supply each other’s products globally.
     Constellation expects that net proceeds will be used to reduce borrowings. Any after-tax gain or loss recognized in connection with this transaction will be excluded from the company’s comparable basis diluted earnings per share (EPS). The impact of this transaction is expected to be neutral to ongoing reported basis and comparable basis diluted EPS for fiscal 2011 and neutral to slightly dilutive for fiscal 2012.
     “CHAMP is committed to supporting management in building a competitive and profitable business in the Australian and U.K. markets and will invest to grow the business,” said CHAMP Managing Director, John Haddock.
     “I extend my sincerest appreciation to the talented CWAE employees for their outstanding efforts over the years, in particular for producing some of the best Australian wines and maintaining a leadership position in the U.K., the #1 wine import market,” Sands said.
About Constellation Brands
     Constellation Brands is the world's leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.
     Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 150 countries and operations at more than 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's web site at www.cbrands.com.
About CHAMP Private Equity
     The CHAMP group has offices in Sydney and Brisbane, Australia and affiliated offices in Singapore and New York, giving it an unrivalled reach amongst Australian based peers. This allows it to identify both Australian and cross border investments, as well as seeking international growth opportunities for existing investee companies.

     Since inception in 1987, CHAMP and its predecessor funds have invested in more than 70 private equity investments across a broad range of sectors, including media, transport, industrial services, education, retail, agribusiness, health and financial services. Successfully exited investments include companies such as Austar Communications, United Malt Holdings, Study Group and Bradken. Current CHAMP investments include Manassen Foods, Centric Wealth, Alleasing, Golding Contractors, LCR Group and International Energy Services.
     The investment philosophy at CHAMP is value creation through earnings growth. Prudent leverage is a factor in the business model, however, the real driver of value creation is sustainable earnings growth based on superior management and investment in growth initiatives.
Forward-Looking Statements
     This news release contains "forward-looking statements" within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. All statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation's control, which could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. Some of these risks and uncertainties include factors relating to Constellation's ability to consummate the transaction with CHAMP Private Equity. There can be no assurance that any transaction between Constellation and CHAMP Private Equity will occur, or will occur on the timetable contemplated hereby. Although Constellation believes the expectations reflected in the forward-looking statements are reasonable, Constellation can give no assurance that such expectations will prove to be correct. All forward-looking statements speak only as of the date of this news release. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments or financing that may be completed after the date of this release. The forward-looking statements should not be construed in any manner as a guarantee that they will in fact occur. For additional information about risks and uncertainties that could adversely affect Constellation's forward-looking statements, please refer to Constellation's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2010. The factors discussed in these reports could cause actual future performance to differ from current expectations.
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